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WSFS Bank

INTERNAL VIDEO TRANSCRIPT 03.15.21

Length: 20.18

WSFS Wealth (logo) BMT Wealth Management (logo)

Arthur Bacci, Executive Vice President and Chief Wealth Officer of WSFS Wealth Management

Hello everyone, my name is Art Bacci, I’m the Executive Vice President and Chief Wealth Officer of WSFS Wealth Management. Jen and I thought it would be really helpful today to spend some time covering a couple of questions that have come up over the last few days as we made our historic announcement on Wednesday. But before we do that, I really want to extend a warm welcome to the whole BMT team. We really appreciate you taking the time to listen to us and we have a great deal of respect for the business you’ve built. It’s a phenomenal business and we look forward to working with you so closely that, you know, our team is just extremely excited.

First, I’d like to give you a little background about the WSFS wealth business. It is in some ways very similar to what I’ve seen with your business you’ve grown through acquisition and I know that in talking to Jen over the last year or two, you’ve brought together the businesses under one brand and I would tell you we’re on the same journey. Later this year, we were going to merge Cypress, and continue to plan to merge Cypress and West Capital into one organization under the WSFS Capital Management brand. We also recognize that technology is a huge piece of, you know, our business and what we need to do going forward. And so we have quite a few initiatives under way at WSFS in terms of technology, including putting our RIAs on a common platform, Orion, implementing e-money, which I know you already use, as well as shortly introducing a CRM through Salesforce. So, you know, we have a lot of exciting things going on. This acquisition/merger will actually add a lot more activities for us all, but it’s going to be a very exciting opportunity and with this, I’d like to introduce Jennifer Dempsey Fox to our team. Jen and I spent a lot of time talking and I have a great deal of respect for the business she’s led and really look forward to working very closely with Jen.

Jennifer Dempsey Fox, President of Bryn Mawr Trust Wealth Management Division

Thank you, Art, I really appreciate that, and it’s been a lot of fun working together so far, and I am absolutely looking forward to partnering, collaborating together as we take the next steps after the big news on Wednesday.

So, I am Jen Fox and I am the President of Bryn Mawr Trust Wealth Management Division. A couple of things to share about Bryn Mawr Trust Wealth Management is that when we say BMT Wealth, we’re referring to our entire umbrella of services that we have at Bryn Mawr Trust. So for example, it is our personal endowment foundation business lines, it’s our legacy wealth business, private banking, BMT Delaware Trust Company, our BMT asset management group, our BMT Insurance Advisors. So when we refer to wealth management, it’s a really dynamic definition of all of the business lines that support working with our personal and institutional endowment clients.

Within Bryn Mawr Trust we’ve had a lot of growth as Art said over the past three years and some of what we’ve done that we’re really excited to collaborate and partner with all of our new colleagues on the WSFS side of the business, is that we have a client promise that we use across our wealth business regardless of the business line and that client promise is that at BMT Wealth Management, we connect clients to their purpose and promise. And to do this, we lead with advice and planning. We activate the best in every relationship and we focus our attention, abilities, and resources on connecting our clients to a life mission and purpose fulfilled. So what we found in our development as a team and as an organization, is that this has been really effective with prospects and clients, but more importantly, it’s been a uniting statement that’s helped guide us through our significant growth and evolution. And what I have learned from Art about WSFS, is that there is such a strong culture around uniting around a purpose, around values, that we’re really looking forward to sharing that combined vision for client experience and client service.

So some of the initiatives that we’ve had within BMT over the past couple of years is that we’ve -- you’ll hear this a lot from us -- is that we’ve had a lot of strategic planning around who we want to be and where we want to go to serve our clients in the future. And so some of that has been through our investment transformation under the leadership of Jeff Mills. We’ve taken an asset allocation approach, looked at how we do bottoms up fundamental analysis with asset allocation, and have had really successful efforts around that. We’re focusing on integrating private banking and insurance services in all of our wealth relationships and we’ve implemented what we call legacy training, which has been instrumental in developing a solutions based salesforce that support that focus on advice and planning. And so much like the work of WSFS in technology and development, we’ve been utilizing all of our prior investments, like e-money, to drive results through growth and retention across all of our businesses.

So as Art mentioned, we know that there is a lot of questions across the entire organization because of our similarities, because of the extreme talent that we have in our organizations, and we thought we’d take some time to answer some of those questions today. So Art, why don’t you kick us off.

Arthur Bacci:

Thanks, Jen. You know one of the first questions we’ve received is, “what are the benefits of the transaction to the wealth business?” You know, and if you look at the wealth industry, it’s really been evolving pretty rapidly over the last decade. We’ve seen significant change. A lot of the large banks are minimizing their personal relationship with clients, while at the same time increasing the minimums they have to have in hand in order to have a more personal relationship. We’ve seen commoditization of the investment management areas, and as Jen said, we really need to lead with advice and planning and we’ve seen that as a real differentiator in our businesses when we work with clients. I mean, finally, you know the private equity companies have really come into this space. They see the attractiveness of the market and they’ve been doing a lot of roll-ups of RIAs and we see that as a very competitive threat given the focus of those RIAs on customer or client experience -- something that, you know, we haven’t seen from the large banks. So we’ll see that as an increasing threat to our business. But I think the beauty of this transaction is, this is one of those rare opportunities you get in your career: two strong companies and building the wealth management firm of the future. It really excites me to think that we can build a business that will last for decades, if not centuries, well into next subsequent generations of clients. And I think this is another case where scale really does provide benefit. People talk about scale, and they just think about size, but in our case, I think size really will give us the opportunity to invest in technology. It’s going to give us an opportunity to invest in marketing, product development, services, and just give us access to a lot more than we’ve had in the past. So, I think this is really something we can leverage and because this industry continues to consolidate, I’m really excited about the fact that once we integrate our businesses, we’ll continue to have the opportunity to do further acquisitions and grow. Whether that’s geographic expansion, expanding our capabilities in different areas, or just looking to get even bigger. You know, the world it’s just open in front of us. So with that, I’ll turn it over because I know Jen has another question that we would really like to answer for you.

Jennifer Dempsey Fox:

Absolutely, and Art I share your enthusiasm around that kind of blank sheet of paper if you will, and recognize that this is a once in a career opportunity that we all share. And so one of the other questions that we get quite a bit is, “where are the growth opportunities for the organization and for me?” And “me” being everyone who’s listening to us today. And I think as you can hear from Art and I, we’re excited about this and we know that this transaction creates an unparalleled financial service company that’s headquartered in the greater Philadelphia area -- something that hasn’t existed for decades. And the impact on our community is going to be huge, for that reason. We’re going to have increased brand recognition because we’re going to be such a player, not just in the greater Philadelphia region, but in all the geographic markets that we serve. And this represents a larger geographic presence for both firms as we look at being in New Jersey, Central Pennsylvania, Maryland, Virginia. We all serve clients nationally today and so to be able to leverage our local markets, to serve those clients better, is really exciting. We also know, and Art alluded to this, that our wealth businesses have really benefited from strong market performance. I mean, all-time highs even this week. However, organic growth has been more difficult. As Art mentioned, there is a lot of competitive pressures out there in terms of roll-ups and private equity, but we now have the ability to really differentiate ourselves and leverage the strengths of two really powerful organizations. And I think our differentiation around service, WSFS’s core is “We Stand for Service,” which is something that clients are seeking and looking for. But where we collaborate as an organization and the power of kind of what I’ll call “one plus one equals three” of our organizations is that we share strong relationships with our centers of influence nationwide. We have strong networks that are well recognized in our partnerships.

We are now partnering with a commercial bank that is, you know, and a retail bank that’s double the size of what we had at Bryn Mawr Trust and it’s double the size of even where WSFS was a short time ago. And there are a lot of relationships in our commercial bank that would benefit from advice in planning as they think about succession and transitioning businesses in the near future. We have the opportunity to target that affluent next generation of clients and really establish that technology platform that provides its clients with the digital experience that they’re looking for, and all of us as advisors, the tools that we need to truly know our clients. And I know that when I share the technology opportunity with folks in our team already, the smiles are large. Because we all know that we’ve been challenged by technology and it’s an opportunity to really kind of leapfrog where we are today. So with all of that, what does that mean for everyone on the phone is that we’re growing. And to grow we need talent. And this provides career opportunities and job opportunities as we continue to develop our strategic plan and map out what that future looks for us. And so Art, I thing that kind of leads to our timeline and kind of what we’ve sketched out so far in the short time we’ve been together.

Arthur Bacci:

Thanks, Jen, and I’d just like to add one thing to Jen’s comments is that we at WSFS are a very collaborative culture and I can tell you that we get a tremendous amount of support from Rick Wright, our head of retail banking and small business, as well as Steve Clark, who runs just an outstanding commercial banking business. And working together, I think there’s just boundless opportunities to go and help clients. But as Jen said, you know one of the things everyone says is, “when is everything going to change?” and, you know, “how’s that going to impact me?” “What can I expect?” And, you know, really, when you think about it, this transaction came together rather [quickly], I’d say in the last six weeks, so we’ve only scratched the surface of getting to know one another and, you know, now that we’ve made the announcement, we let the dust settle, and we start to work on the integration plan and that’s going to take months. Clearly, we don’t expect to close the transaction until early in the fourth quarter of this year. And so we have some time, but there will be a lot to do and, you know, I think one of the things that I want to point out is that we have two transactions really going on. There’s a bank transaction and integration where, you know, there will be a lot of consolidation of branches and immediate movement to consolidate technology platforms. That won’t happen on the website. We are going to take a very different approach and take our time and be very deliberate, recognizing first, we have to do no harm, right? We have clients that really depend on us, have put a lot of faith in us when you think about their net worth being entrusted to us. So we need to make sure those clients are comfortable with this transaction. So first mantra, “do no harm.”

Second, we want to make this a smooth and seamless transition for both clients and for our employees and associates. And so this is going to take a bit of work. This is not two wealth businesses, as Jen mentioned earlier. We each have a portfolio of businesses and each of those are unique. And so how we put those together is going to have to be done on a business unit by business unit level. So again, it’s about taking these two businesses and doing more than just putting technology and facilities together, but really coming up with the organization of the future, what is the right structure, leveraging our talent in the most effective way so it not only leverages your skills, it gives you opportunities to grow your career. And we will be putting together joint integration teams and through those teams, you’ll get to know one another, work together, and we hope really use that as a way to build a cohesive team, so that when we close this transaction, we can really go off and start doing what we need to do.

The other thing that’s very interesting, is at WSFS, we do an annual or every three-year strategic plan, and our last strategic plan was for 2019 to 2021, so this would be the year we start our next three-year strategic planning cycle. So in the second half of this year, we will start that process and again we will bring in folks from both BMT and WSFS, as well, to work together in our strategic plan, and we’ll probably have to start earlier than the rest of the company because of the fact that you can’t do integration without at least having some idea of where your strategy is taking us. But, you know, a lot of work to be done but it’s going to be fun, it’s going to be exciting, and I can tell you that, you know, if anyone’s concerned, you should rest on two things: One, you won’t see much change in 2021 and whatever changes we come up with or plan, we will communicate and, secondly, you know, this is an opportunity for all of us to really get together and work as a team and the growth potential that’s here is only going to create more opportunities for everyone, not less. So, Jen, I know we have one final question about what people should be doing now.

Jennifer Dempsey Fox:

Exactly, exactly. And that’s a big question that we hear is, “so what do we do now?” And we recognize that for many of you this may be your first merger. And in a merger, times can feel uncertain. As you’ve heard from Art and I, that we’re going to be working through a process which means we’re not going to have immediate answers for everyone. But we firmly believe that this is an opportunity to build the foundation for the wealth management of the future and to serve our clients and create opportunities for you. So as Art said, “do no harm” and it’s make sure that your clients feel comfortable. Know that they’ll see the same trusted advisors. We know already in our client communication that that’s the first question that they ask, “will I still be able to work with you?” And that answer is yes. They want that certainty and that comfort to know that they’ll continue to be taken care of. So in order to do that, we’re asking you to focus on your job and your role. Keep performing with the excellence and integrity that you’ve demonstrated in the past. We’ve said before, and we’ll continue to say, we have a terrific team of advisors with exceptional talent. We want you to keep doing what you do really well. The other part, stay positive. This is hard. This is a tough ask, and I appreciate that greatly. Don’t allow yourself to be distracted by rumors. Our competitors are afraid and they will tell stories and rumors will bubble up. We know that, but the more that we tell each other what we know to be true enables us to stay positive through this entire transaction. Reach out to us if you have questions or ideas you want to share. Art and I will both be having forums for communication, the ability to ask questions. We know that whether it’s Jabber on BMT or chat at WSFS, reach out and ask those questions. Don’t wake up at two o’clock in the morning without asking the question that you could have asked us during the day and it enabled you to have a better night’s sleep. And we will communicate important updates, and we’re always here to be available to answer your questions. Transparency is a value that both Art and I share, and we’ve really appreciated that in our conversations as we’ve gotten to know each other these past five weeks. So our goal is to continue that level of transparency as we work through this transition.

As we also mentioned, we’re going to be forming integration teams. There’s plenty to do, and we’re going to need your thoughts and your leadership, and your client knowledge to help inform where we go in the future. So with that, we know that those are four of the top questions and there’s likely more. We’re here to support you through this process. We’re so excited, enthusiastic about where we go from here. I think you’ve heard it from each of us in our sentiment and our voice and it’s something that we really believe that this is going to be a fantastic organization going forward. So with that, Art and I each want to thank you for your enthusiasm and support and your participation as we go through this process.

Thank you and have a great day.

[Disclaimer]

WSFS Wealth (logo) BMT Wealth Management (logo)

***** ***** *****

Important Additional Information will be Filed with the SEC

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval with respect to the proposed acquisition by WSFS Financial Corporation (“WSFS”) of Bryn Mawr Bank Corporation (“Bryn Mawr”). No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended, and no offer to sell or solicitation of an offer to buy shall be made in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

In connection with the proposed transaction, WSFS will file with the U.S. Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 that will include a joint proxy statement of WSFS and Bryn Mawr and a prospectus of WSFS (the “Joint Proxy/Prospectus”), and each of WSFS and Bryn Mawr may file with the SEC other relevant documents concerning the proposed transaction. The definitive Joint Proxy/Prospectus will be mailed to stockholders of WSFS and Bryn Mawr. STOCKHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY/PROSPECTUS REGARDING THE PROPOSED TRANSACTION CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BY WSFS AND BRYN MAWR, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT WSFS, BRYN MAWR AND THE PROPOSED TRANSACTION.

Free copies of the Registration Statement and the Joint Proxy/Prospectus, as well as other filings containing information about WSFS and Bryn Mawr, may be obtained at the SEC’s website (http://www.sec.gov) when they are filed. You will also be able to obtain these documents, when they are filed, free of charge, by directing a request to WSFS Financial Corporation, WSFS Bank Center, 500 Delaware Avenue, Wilmington, Delaware 19801 or by directing a request to Bryn Mawr Bank Corporation, 801 Lancaster Avenue, Bryn Mawr, Pennsylvania 19010.

Participants in the Solicitation

WSFS, Bryn Mawr and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of WSFS or Bryn Mawr in respect of the proposed transaction. Information about WSFS’s directors and executive officers is available in its proxy statement for its 2020 annual meeting of stockholders, which was filed with the SEC on March 23, 2020, and other documents filed by WSFS with the SEC. Information regarding Bryn Mawr’s directors and executive officers is available in its proxy statement for its 2020 annual meeting of stockholders, which was filed with the SEC on March 6, 2020, and other documents filed by Bryn Mawr with the SEC. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Joint Proxy/Prospectus and other relevant materials to be filed with the SEC when they become available. Free copies of this document may be obtained as described in the preceding paragraph.

Forward-Looking Statements

This communication contains estimates, predictions, opinions, projections and other “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements relating to the impact WSFS and Bryn Mawr expect their proposed merger to have on the combined entity’s operations, financial condition, and financial results, and WSFS’s and Bryn Mawr’s expectations about their ability to successfully integrate their respective businesses and the amount of cost savings and overall operational efficiencies WSFS and Bryn Mawr expect to realize as a result of the proposed acquisition. The forward-looking statements also include predications or expectations of future business or financial performance as well as goals and objectives for future operations, financial and business trends, business prospects, and management's outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. The words “believe,” “intend,” “expect,” “anticipate,” “strategy,” “plan,” “estimate,” “approximately,” “target,” “project,” “propose,” “possible,” “potential,” “should” and similar expressions, among others, generally identify forward-looking statements. Such forward-looking statements are based on various assumptions (many of which are beyond the control of WSFS and Bryn Mawr) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, the possibility that the proposed acquisition does not close when expected or at all because required regulatory, stockholder or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all; the delay in or failure to close for any other reason; changes in WSFS’s share price before closing; the outcome of any legal proceedings that may be instituted against WSFS or Bryn Mawr; the occurrence of any event, change or other circumstance that could give rise to the right of one or both parties to terminate the merger agreement providing for the merger; the risk that the businesses of WSFS and Bryn Mawr will not be integrated successfully; the possibility that the cost savings and any synergies or other anticipated benefits from the proposed acquisition may not be fully realized or may take longer to realize than expected; disruption from the proposed acquisition making it more difficult to maintain relationships with employees, customers or other parties with whom WSFS or Bryn Mawr have business relationships; diversion of management time on merger-related issues; risks relating to the potential dilutive effect of the shares of WSFS common stock to be issued in the proposed transaction; the reaction to the proposed transaction of the companies’ customers, employees and counterparties; uncertainty as to the extent of the duration, scope, and impacts of the COVID-19 pandemic on WSFS, Bryn Mawr and the proposed transaction; and other factors, many of which are beyond the control of WSFS and Bryn Mawr. We refer you to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of WSFS’s Annual Report on Form 10-K for the year ended December 31, 2020, Bryn Mawr’s Annual Report on Form 10-K for the year ended December 31, 2020 and any updates to those risk factors set forth in WSFS’s and Bryn Mawr’s Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings, which have been filed by WSFS and Bryn Mawr with the SEC and are available on the SEC’s website at www.sec.gov. All forward-looking statements, expressed or implied, included herein are expressly qualified in their entirety by the cautionary statements contained or referred to herein. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on WSFS, Bryn Mawr or their respective businesses or operations. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date on which they are made. Neither WSFS nor Bryn Mawr undertakes any obligation, and specifically declines any obligation, to revise or update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as specifically required by law.